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                                                                  EXHIBIT (k)(2)


                   THE FIRST AUSTRALIA PRIME INCOME FUND, INC.

                            ADMINISTRATION AGREEMENT

         ADMINISTRATION AGREEMENT, made this 9th day of December, 1988, between THE FIRST AUSTRALIA PRIME INCOME FUND, INC., a Maryland corporation (the "Fund"), and PRUDENTIAL MUTUAL FUND MANAGEMENT, INC., a Delaware corporation (the "Administrator").

         WHEREAS, the Fund is a non-diversified closed-end management investment company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and

         WHEREAS, the Fund has retained an investment manager and investment adviser for the purpose of investing its assets in securities and desires to retain the Administrator for certain administrative services, and the Administrator is willing to furnish such administrative services on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, the parties agree as follows:

         1. The Fund hereby appoints the Administrator to provide the services set forth below, subject to the overall supervision of the Board of Directors of the Fund, for the period and on the terms set forth in this Agreement. The Administrator hereby accepts such appointment and agrees during such period to render the services herein described and to assume the obligations set forth herein, for the compensation herein provided.

         2. Subject to the supervision of the Board of Directors of the Fund, the Administrator shall provide office facilities and personnel adequate to perform the following services for the Fund:

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              (a) oversee the determination and publication of the Fund's net asset value in accordance with the Fund's policy as adopted from time to time by the Board of Directors;

              (b) oversee the maintenance of the books and records of the Fund required under Rule 31a-1(b)(4) under the Investment Company Act;

              (c) prepare the Fund's U.S. federal, state and local income tax returns;

              (d) prepare the financial information for the Fund's proxy statements and quarterly and annual reports to shareholders:

              (e) prepare the Fund's periodic financial reports to the Securities and Exchange Commission:

              (f) respond to or refer to the Fund's officers or transfer agent shareholder inquires relating to the Fund; and

              (g) prepare reports related to Preferred Stock, as required by any rating agencies.

         All services to be furnished by the Administrator, under this Agreement may be furnished through the medium of any directors, officers or employees of the Administrator.

         Each party shall bear all expenses of its employees and overhead incurred by it in connection with its duties under this Agreement. The Administrator further agrees to pay all salaries and fees of the Fund's directors and officers who are interested persons (as such term is defined in the Investment Company Act) of the Administrator. The Fund will bear all of its own expenses, including expenses of organizing the Fund; fees of any investment manager or investment adviser; fees of the Fund's directors who are not interested persons (as such term is

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defined in the Investment Company Act) of the Administrator; out-of-pocket travel expenses for all directors and other expenses incurred by the Fund in connection with the directors' meetings; interest expense; taxes and governmental fees; brokerage commissions and other expenses incurred in acquiring or disposing of the Fund's portfolio securities; expenses of preparing stock certificates; expenses in connection with the issuance, offering, distribution, sale or underwriting of securities issued by the Fund; expenses of registering and qualifying the Fund's shares for sale with the Securities and Exchange Commission and in various states and foreign jurisdictions; auditing, accounting, insurance and legal costs; custodian, dividend disbursing and transfer agent expenses; expenses of obtaining and maintaining, stock exchange listings of the Fund's shares; and the expenses of shareholders' meetings and of the preparation and distribution of proxies and reports to shareholders.

         3. The Fund will pay the Administrator a fee at the annual rate of 0.15% of the Fund's average weekly net assets applicable to Common and Preferred stock up to $900 million and 0.10% of such assets in excess of $900 million, computed based upon net asset value applicable to Common and Preferred Stock at the end of each week and payable at the end of each calendar month.

         4. The Administrator assumes no responsibility under this Agreement other than to render the service called for hereunder, and specifically assumes no responsibilities for investment advice of the investment or reinvestment of the Fund's assets.

         5. The Administrator shall not be liable for any error of judgment or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the

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performance of, or from reckless disregard by it of its obligations and duties under, this Agreement.

         6. This Agreement is effective as of December 9, 1988, and shall continue in effect until December 31, 1989. If not sooner terminated, this Agreement shall continue in effect for successive periods of twelve months thereafter, provided that each such continuance shall be specifically approved annually by the vote of a majority of the Fund's Board of Directors who are not parties to this Agreement or interested persons (as such term is defined in the Investment Company Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval and either (a) the vote of a majority of the outstanding voting securities of the Fund, voting as a single class, or
(b) the vote of a majority of the Fund's Board of Directors: Notwithstanding the foregoing, this Agreement may be terminated at any time by the Fund's Board of Directors or a majority of the outstanding voting securities of the Fund, voting as a single class, on 60 days' prior written notice to the Administrator. The Administrator may terminate this Agreement at any time on not less than 120 days' prior written notice to the Fund. This Agreement shall automatically terminate in the event of its assignment (as such term is defined in the Investment company Act).

         7. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Administrator who may also be a director, officer or employee of the Fund to engage in any other business or to devote his time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature, nor limit or restrict the right of the Administrator to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

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         8.  During the term of this Agreement, the Fund agrees to furnish the
Administrator at its principal office prior to use thereof all prospectuses, proxy statements, reports to stockholders, sales literature, or other material prepared for distribution to stockholders of the Fund or the Fund or the public that refer in any way to the Administrator, and not to use such material if the Administrator reasonably objects in writing within five business days (or such other time as may be mutually agreed) after receipt thereof. In the event of termination of this Agreement, the Fund will continue to furnish to the Administrator copies of any of the above-mentioned materials that refer in any way to the Administrator. The Fund shall furnish or otherwise make available to the Administrator such other information relating to the business affairs of the Fund as the Administrator at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

         9.  The Agreement may be amended by mutual written consent.

         10. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Administrator at One Seaport Plaza, New York, New York 10292, Attention: President; with a copy to the Fund c/o EquitiLink International Management Limited, Union House, Union Street, St. Helier, Jersey, Channel Islands.

         11. This Agreement shall be governed by and construed in accordance with the laws of the State of New York:

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         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                    THE FIRST AUSTRALIA PRIME INCOME FUND, INC.


                                    BY: /s/ Brian M. Sherman
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                                    PRUDENTIAL MUTUAL FUND MANAGEMENT, INC.


                                    BY: /s/ illegible signature
                                        --------------------------------

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